Exhibit 99.1

Contacts:

Media	Investor Relations
Nina Krauss	Mark Bendza
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	mark.bendza@honeywell.com

HONEYWELL NAMES DEBORAH FLINT TO BOARD OF DIRECTORS

CHARLOTTE, N.C., October 7, 2019 -- Honeywell (NYSE: HON) today announced that its Board of Directors has elected Deborah Flint, 52, chief executive officer of Los Angeles World Airports (LAWA), to its Board of Directors as an independent Director.

Flint was appointed CEO of LAWA in 2015. LAWA is a self-supporting department of the City of Los Angeles and owns and operates Los Angeles International (LAX) and Van Nuys (VNY) general aviation airports. Flint’s responsibilities include managing the comprehensive modernization of LAX, including championing the use of connected, Internet of Things technologies to manage the airport more efficiently, provide a world-class experience for travelers, and enhance safety and security. Prior to her leadership at LAWA, Flint held senior roles at the Port of Oakland, where she honed her management and finance skills over 23 years.

“Deborah brings to the Honeywell Board of Directors a skillset that supports our strategy of becoming the premier software-industrial company, including innovation and technology, finance, and operations in many of the verticals we serve,” said Darius Adamczyk, chairman and CEO of Honeywell. “Her deep experience in areas such as critical infrastructure, connected buildings and advanced security solutions will be invaluable to Honeywell’s leadership team. Her leadership skills are demonstrated each day at LAX, where she is leading the largest public works project in the history of the City of Los Angeles and oversees the largest airport police force in the U.S. We are confident that Deborah’s invaluable expertise and experiences will help advance Honeywell’s ongoing transformation and the acceleration of our growth in software across our end markets.”

In her current role, Flint oversees more than $14 billion in contracts. Among the LAX upgrades completed or in progress under Flint’s leadership are several major airfield and facility improvements, including a state-of-the-art midfield concourse, new taxiways and taxilanes, and major renovations and infrastructure upgrades in all terminals.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

# # #